Exhibit 5



                                                             EXECUTION COPY

                               CREDIT SUPPORT AGREEMENT


               This Credit Support Agreement is entered into as of September 28, 1994 by and between Brown & Sharpe Manufacturing Company, a Delaware corporation (the "Company"), and Finmeccanica S.p.A., an Italian corporation ("Finmeccanica").

                                 W I T N E S S E T H:
                                 - - - - - - - - - -

               WHEREAS, the Company and Finmeccanica have entered into an Acquisition Agreement dated as of June 10, 1994, as amended by an Amendment No. 1 to Acquisition Agreement dated as of July 31, 1994 (collectively, the "Acquisition Agreement"), pursuant to which the Company shall acquire all of the issued and outstanding capital stock of Finmeccanica's subsidiary DEA S.p.A. ("DEA") in consideration of the issuance by the Company of 3,450,000 shares of its Class A Common Stock to Finmeccanica; and

               WHEREAS,  the Company  has obtained  commitments  from Banca
          Commerciale Italiana S.p.A., New York Branch ("BCI"), and Banca San Paolo di Torino, New York Branch ("San Paolo", and collectively with BCI, the "Lenders"), to provide three-year term loan financing to the Company in the principal amounts of US$18.3 million and US$6.7 million, respectively, with no principal payments due until maturity (each a "Term Loan" and, collectively, the "Term Loans");

               WHEREAS, it is a condition precedent to the obligations of the Lenders to advance the Term Loans that Finmeccanica issue to such Lenders the Finmeccanica Guarantees (as defined herein);

               WHEREAS, Finmeccanica is prepared to provide on the terms and conditions set forth herein, the Finmeccanica Guarantees to the Lenders in order to facilitate the issuance of the Term Loans to the Company;

               WHEREAS, the Company, in order to induce Finmeccanica to enter this Agreement, shall cause DEA, upon the closing of the transactions contemplated by the Acquisition Agreement, to guarantee the obligations of the Company under this Agreement, which guarantee shall be subordinated as provided herein;

               WHEREAS, upon the Closing of the transactions contemplated by the Acquisition Agreement, DEA will be a wholly owned subsidiary of the Company and will derive substantial benefit from the making of advances to the Company under the Term Loans;

               WHEREAS,  the  Company  is  prepared   to  pay  to  DEA,  in
          consideration of DEA issuing its guarantee to Finmeccanica, a fee consistent with normal commercial practices;








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               NOW,  THEREFORE, in  consideration of  the  mutual covenants herein contained, the parties hereto agree as follows:

               1.   Definition
                    ----------

               "Business Day" shall mean any day on which commercial banks are open for dealings in foreign exchange and foreign currency deposits in New York and Rome.

               "Change of Control" shall mean an acquisition by a third party of such number of shares of capital stock of the Company as represent 25% or more of the total number of votes which may be cast in the election of directors of the Company at any meeting of its shareholders if all securities entitled to vote thereon were present and voted at such meeting.

               "Collateral" shall have the meaning set forth in Section 7 below.

               "Credit Enhancement" shall mean an unconditional and irrevocable guaranty of payment (and not of collectibility) of principal and interest due under a Term Loan (and all fees and other charges payable in connection therewith).

               "Credit Enhancement Fee" shall have the meaning set forth in Section 3 below.

               "DEA Guarantee" shall have the meaning set forth in Section 5 below.

               "Disbursement Date" shall mean, with respect to each Term Loan, the date on which the proceeds thereof are disbursed by the relevant Lender to the Company.

               "Finmeccanica Guarantee" shall mean a guarantee entered into between Finmeccanica and a Lender evidencing the Credit Enhancement extended by Finmeccanica to such Lender pursuant to the terms of this Agreement, on terms and conditions mutually satisfactory to the parties thereto.

               "Indebtedness" means, as to any Person, the sum of the following (without duplication): (i) all obligations of such Person for borrowed money, all obligations evidenced by bonds, debentures, notes or other similar instruments and all securities issued by such Person providing for mandatory payments of money, whether or not contingent; (ii) the discounting or other sale prior to maturity of accounts receivable or financial instruments, until the scheduled maturity thereof, or if later, the termination of any contingent liability of the seller with respect thereto; (iii) all obligations of such Person to pay the deferred purchase price of property or services; (iv) all obligations of such Person as lessee under capital leases; (v)

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          all obligations of  such Person to purchase  securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property; (vi) all obligations whether contingent or not of such Person to
          reimburse  any  Person   in  respect  of  amounts  paid  under  a
          guarantee, letter of credit or similar instrument; (vii) all interest rate and currency swap and similar agreements obligating such Person to make payments, whether periodically or upon the happening of a contingency, (viii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; and (ix) all guarantees by such Person of or with respect to the Indebtedness of another Person.

               "Lien" means, with respect to any asset of any Person, any mortgage, deed of trust, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, including without limitation, any right or arrangement with any creditor to have its claim satisfied out of such asset, or the proceeds therefrom, prior to the general creditors of the owner thereof. For the purposes of this Agreement, such Person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

               "Person" means an individual, estate, unincorporated association, a corporation, company, partnership, trust, joint stock company, voluntary association, joint venture, governmental authority, juridical entity or any other entity of whatever nature.

               "Prime Rate" means the interest rate per annum quoted by Citibank, N.A. from time to time at its principal office in New York City as its prime lending rate for U.S. Dollars.

               "Senior Indebtedness" shall mean the principal of, interest on and any other amounts that may be due and payable from time to time in respect of (i) Indebtedness of the Company or DEAC (as defined herein) (in an aggregate principal amount at any one time of up to US$25,000,000) under or in connection with that certain Loan and Security Agreement dated as of June 30, 1993 between the Company and Foothill Capital Corporation, as the same may be amended, supplemented, extended, renewed, refinanced (with the same or a different lender(s)) or otherwise modified from time to time and (ii) the countervalue in Italian Lire (or other relevant currency), at the US Dollar/Italian Lire (or other relevant currency) exchange rate as published in Sole 24 Ore on the relevant Disbursement Date(s), of up to US$25 million of Indebtedness of DEA outstanding from time to time under its existing and future unsubordinated short-term lines of credit.


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               "Term Loan Agreement" shall mean,  with respect to each Term
          Loan, the definitive loan agreement entered into by the Company with the Lender in respect of such Term Loan.

               2.   Provision of Credit Enhancement
                    -------------------------------

               Finmeccanica hereby agrees to provide, or cause to be provided by one or more of its affiliates, and the Company agrees to accept, subject to the terms and conditions set forth herein, Credit Enhancement in connection with the Term Loans; provided, however, that the aggregate principal amount of indebtedness for which Credit Enhancement shall be provided hereunder shall at no time exceed US$25,000,000. It is agreed that the Credit Enhancement should include enhancement of new financing to repay the Company's existing short-term line of credit of US$8,741,000 referred to in Section 1.3A of the Acquisition Agreement.

               3.   Consideration; Expenses.
                    -----------------------

               (a) In consideration of the provision by Finmeccanica or any of its affiliates of Credit Enhancement hereunder, the Company shall pay Finmeccanica, or its affiliates, as the case may be, with respect to the Term Loans for which Credit Enhancement has been provided, a lump sum fee in the amount of US$800,000 (the "Credit Enhancement Fee"). The Credit Enhancement Fee shall be payable within seven (7) Business Days after the disbursement by the Lenders to the Company of the proceeds of the Term Loans. No amount of the Credit Enhancement Fee shall be reimbursable to the Company in the event of a prepayment of either of the Term Loans prior to their respective maturity dates.

               (b) In the event of late payment by the Company, the Credit Enhancement Fee shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the actual date of payment, at a rate per annum equal to the Prime Rate plus 0.40%.

               (c) In addition to the foregoing, the Company agrees to reimburse to Finmeccanica or its affiliates, as the case may be, on demand, for all reasonable out of pocket costs and expenses (including reasonable attorney's fees and expenses) paid or incurred by Finmeccanica or its affiliates (i) in performing its obligations under a Finmeccanica Guarantee, but excluding any costs of funding incurred by Finmeccanica (other than administrative fees and other charges, in amounts consistent with customary Italian banking practices) which may be imposed by banks or credit institutions providing liquidity to Finmeccanica to enable it to pay any amounts required to be paid to a Lender pursuant to the relevant Finmeccanica Guarantee, (ii) in connection with any amendment to or waiver of this Agreement or a Term Loan Agreement which is requested by the Company or the

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          applicable  Lender, and (iii) in connection with the enforcement, protection, preservation or  exercise of  any right  or claim  of
          Finmeccanica  under this  Agreement.   If  the  Company, for  any
          reason whatsoever, makes any payment of principal with respect to a Loan on any day later than a required payment date as provided under the applicable Term Loan Agreement, the Company shall reimburse Finmeccanica on demand for any resulting loss or expense incurred by Finmeccanica (including without limitation breakage costs charged by its lender) by virtue of funding under this Agreement, provided that Finmeccanica shall have delivered to the Company a statement setting forth in reasonable detail the calculations used to determine such loss or expense, which
          statement shall  be conclusive.   The  Company acknowledges  that
          Finmeccanica or its affiliates, as the case may be, shall be entitled to be fully subrogated to the rights of a Lender in the event that Finmeccanica or such affiliate is required to make any payment to such Lender pursuant to the Finmeccanica Guarantee extended to such Lender.

               (d) The Company shall pay directly to the Lenders all interest, commitment fees, other fees, charges, costs and expenses payable to or for the account of the Lenders in connection with the extension of the Term Loans.

               (e)  All invoices shall be issued and payments  made in U.S.
          dollars. Expenses reimbursable in accordance with Section 3(c) hereof shall be paid within thirty (30) days of receipt by the Company of a statement from Finmeccanica or its affiliates, as the case may be, which statement shall be rendered on a semiannual basis and shall provide sufficient detail to enable the Company to determine the nature of expenses for which reimbursement is sought. Payment of the Credit Enhancement Fee and of any other amounts due hereunder shall be made in immediately available funds by wire transfer for credit to Finmeccanica's account at Banca Commerciale Italiana, Genova Sestri Ponente Branch, Account No. 460862/01/17.

               (f) The Company shall keep appropriate books and records which reflect all dealings and transactions in relation to the provision of Credit Enhancement by Finmeccanica and its affiliates, which shall be sufficient to enable such dealings and transactions to be audited. All such books and records shall be and remain the property of the Company, and upon reasonable prior notice to the Company all such books and records shall be made available for inspection by Finmeccanica or its affiliates, as relevant, or any person designated by them, which shall be entitled to make copies or extracts from such books and records for their proper business purposes. All such books and records shall be preserved and made available by the Company for at least six (6) years.

               (g)  All  sums payable by  the Company under  this Agreement

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          shall be  paid in  full,   free and  clear of  all United  States
          taxes, deductions, withholdings or other charges of any kind that may be assessed, levied or imposed by any governmental authority of the United States of America or any political subdivision thereof, together with any interest, penalties or other charges thereon provided that Finmeccanica furnishes the Company with
          Form   1001  (or   other  appropriate   documentation)  entitling
          Finmeccanica to the benefits of protection under the United States/Italy Tax Treaty.

               4.   Reimbursement  Obligations.       In  order  to  induce
                    --------------------------
          Finmeccanica to enter into this Agreement and provide Credit Enhancement to each of the Lenders with respect to the Term Loan provided by it, the Company hereby unconditionally and irrevocably agrees (a) with respect to each Term Loan, to reimburse Finmeccanica or its affiliates, as the case may be, immediately upon demand for all amounts paid by Finmeccanica or any such affiliate under and pursuant to the terms of the Finmeccanica Guarantee issued to the Lender in respect of such Term Loan, (b) to indemnify Finmeccanica or its affiliates, as the case may be, on demand against all claims, actions, proceedings, demands, costs, charges, losses and expenses (including reasonable attorney's fees and expenses) made against or incurred by Finmeccanica or any such affiliate by virtue of the Company's failure to fulfill the terms of any Term Loan except to the extent arising by reason of Finmeccanica's or such affiliate's gross negligence or willful misconduct, and (c) to pay interest on any amounts (other than the Credit Enhancement for which interest shall be payable as provided in Section 3(b)) due and owing by the Company pursuant to this Agreement and not paid in full when due from and including the date such payments became due and payable to but not including the date of payment at a fluctuating rate of interest per annum (computed on the basis of a year of 360 days and the actual number of days elapsed) equal to the Prime Rate plus 1.50%.

               5.   DEA Guarantee.    (a)  In order  to induce Finmeccanica
                    -------------
          to enter into this Agreement and provide Credit Enhancement to each of the Lenders with respect to each Term Loan, the Company hereby agrees that it shall cause DEA to guarantee, from and after the issuance of the Finmeccanica Guarantees to the Lenders, the obligations of the Company under this Agreement to Finmeccanica and any of its affiliates providing Credit
          Enhancement hereunder on terms reasonably acceptable to Finmeccanica (the "DEA Guarantee").

                    (b) Notwithstanding any other provision of this Agreement, Finmeccanica may not (whether in a bankruptcy proceeding, other proceeding or otherwise) accept or receive any funds in payment of any obligations of the Company hereunder, or exercise any rights under the DEA Guarantee, or make any demand or claim upon, accept, sue against or take any other action or

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          exercise any right,  remedy, power or privilege  with respect to, or execute, foreclose or seek to execute or foreclose upon, (i) any assets of DEA's wholly owned subsidiary, Digital Electronic
          Automation  Company   ("DEAC")  (whether  before   or  after  the
          contemplated merger of DEAC with and into the Company), or (ii) the assets of DEA (including, without limitation, the capital stock, debt or other securities of DEAC) in respect of any obligations of the Company arising under this Agreement unless and until the Senior Indebtedness shall have indefeasibly been paid in full in cash or cash equivalents or the various lenders holding the Senior Indebtedness shall have consented in writing to such action. In furtherance of the foregoing, Finmeccanica agrees to enter into subordination agreements from time to time with the various lenders holding the Senior Indebtedness (or in lieu thereof to incorporate a subordination clause in the DEA Guarantee) on terms and conditions reasonably acceptable to such lenders.

               6.   Conditions Precedent.     The obligation of the parties
                    --------------------
          hereunder shall be subject to (i) the closing of the transactions contemplated by the Acquisition Agreement, (ii) the disbursement to the Company by the Lenders of the proceeds of the Term Loans, (iii) the execution and delivery by DEA to Finmeccanica of the DEA Guarantee and (iv) the delivery of an opinion of the Company's Italian counsel as to the due authorization, execution, delivery and enforceability of the DEA Guarantee under Italian law.

               7.   Covenants.   The  Company hereby  covenants  and agrees
                    ---------
          that, so long as the Finmeccanica Guarantees remain outstanding or any amount owing to Finmeccanica under this Agreement has not been paid or reimbursed:

                    (a) the Company will not create, incur, assume or suffer to exist any Lien upon any receivables or inventory, as existing from time to time, of DEA and its subsidiaries (the "Collateral") except (i) Liens in support of Senior Indebtedness or Liens existing immediately prior to the closing under the Acquisition Agreement, (ii) Liens in favor of Finmeccanica, and
          (iii) Liens arising by operation  of law, which the Company shall
          (A) discharge in the ordinary course of business or (B) contest in good faith by appropriate proceedings, adequate reserves having been set aside for the payment thereof.

                    (b) the Company will cause DEA and its subsidiaries not to incur any Indebtedness to banks or other financial institutions other than the countervalue in Italian Lire of up to US$25 million included in the definition of Senior Indebtedness plus an amount equal to the amount of DEA's and its subsidiaries'
          ----
          long-term   debt  at  the   DEA  Acquisition  Closing   plus  any
                                                                  ----
          Indebtedness (up to a maximum of US$10 million at any one time outstanding, or its equivalent in other currencies, at the time

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          of incurring any  such new Indebtedness) incurred  after the date hereof to or qualified and subsidized by the Italian Government (or an agency thereof) in connection with research projects and any purchase money Indebtedness for equipment or machinery (whether so qualified or subsidized or otherwise). In addition,
          DEA   and  its  subsidiaries  may  incur  Indebtedness  which  is subordinated, on terms reasonably satisfactory to Finmeccanica, to DEA's obligations to Finmeccanica under this Agreement. It is also understood that any Foothill Debt incurred by DEAC which constitutes Senior Indebtedness shall not be deemed a breach of the provisions of this Section 7(b).

               8.   Obligations Absolute.   The obligations of  the Company
                    --------------------
          under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

                    (a) any lack of validity or enforceability of this Agreement or either of the Term Loan Agreements;

                    (b) any waiver of, or any consent to departure from, this Agreement, the Finmeccanica Guarantees or either of the Term Loan Agreements; or

                    (c) the existence of any claim, set-off, defense or other rights which the Company may have at any time against either of the Lenders, whether in connection with the Term Loan Agreements or any unrelated transactions.

               9.   Term
                    ----

               (a) The term of this Agreement shall be for three years and 90 days commencing on the date of disbursement of the proceeds of the Term Loans and ending 90 days after the earlier of the third year anniversary thereof or the maturity dates under the Term Loans. Notwithstanding the foregoing, Finmeccanica may terminate the Credit Enhancement provided by it pursuant to this Agreement (i) in the event of the prepayment in whole or in part of a Term Loan, to the extent of the amount of principal prepaid in respect of such Term Loan, and (ii) in the event of a Change of Control of the Company (other than immediately following a sale by Finmeccanica of part of its holding of shares of the Company's stock and other than as contemplated under (iii) below), in each case upon sixty (60) days' prior written notice of termination to the Company and, further, (iii) in the event Finmeccanica ceases to own 20% or more of the Company's issued and outstanding shares of capital stock by virtue of a sale of its shares to a third party, upon such third party's agreement to issue its guarantees to the Lenders in substitution of the Finmeccanica Guarantees and the Lenders' acceptance of such

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          substitute guarantees and release of the Finmeccanica Guarantees;
          provided that, with respect to (ii) above, Finmeccanica agrees to any modification that may be reasonably required in order not to impede the Company from obtaining, on terms satisfactory to the Company and Finmeccanica, the Term Loans from the Lenders and the
          financing   represented  by   the  Senior  Indebtedness.     Once
          terminated with  respect to all  or part of the  principal amount
          repaid in  respect of a  Term Loan,   Finmeccanica shall  have no
          obligation to provide any further Credit Enhancement to the Company in respect of new financing in such principal amount extended by the Lender of such repaid Term Loan or any other bank
          or credit institution.   Notwithstanding any termination  of this
          Agreement by Finmeccanica or any of its affiliates providing Credit Enhancement pursuant to this Section 4 the Company shall remain liable for payment of fees, reimbursement of expenses, payments to the Lenders in respect of the Term Loans and indemnification with respect to such Credit Enhancement in accordance with Section 3 hereof.

               (b) In the event that either the Company or a Lender, without Finmeccanica's prior written consent, agrees to a material amendment or deviation in the definitive agreement with respect to the Term Loan extended by such Lender, including without limitation, any change in the amount of principal thereunder, the interest rate, the maturity date, the dates of payment or any other payment terms of such Term Loan, Finmeccanica's obligation to provide Credit Enhancement hereunder in respect of such Term Loan shall automatically terminate thirty
          (30) calendar days after written notice from Finmeccanica to the Company and such Lender, unless prior to such date such material amendment or deviation is rescinded or otherwise remedied to the satisfaction of Finmeccanica.

               10.  Finmeccanica Affiliates.   It  is  understood that  the
                    -----------------------
          Credit Enhancement may be given by one or more affiliates of Finmeccanica, and not by Finmeccanica itself, only if each of the Lenders agree to treat such Credit Enhancement of the affiliates as the economic equivalent of Credit Enhancement by Finmeccanica itself.

               11.  Notices
                    -------

               All notices required or permitted by this Agreement shall be in writing and in English and may be sent by certified or registered mail as follows:

               If to Finmeccanica:

                    Elsag Bailey
                    Via G. Puccini, 2
                    16154 Genoa, Italy
                    Fax:  011-39-10-658-2781

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                    Attention: Chief Financial Officer

               If  to the Company:

                    Brown & Sharpe Manufacturing Company
                    200 Frenchtown Road
                    Precision Park
                    North Kingstown, Rhode Island 02852
                    Fax: (401) 886-2214
                    Attention:Vice President and
                         Chief Financial Officer

          If sent by telegram, telex, cable or facsimile, a confirmed copy of such notice shall be sent by regular mail to the addressee. Any notice shall be deemed to have been received by the party to whom it is addressed (a) if by mail, ten (10) days following the date dispatched, and (b) if by telegram, telex, cable or facsimile, twenty-four (24) hours following transmission.

               12.  Miscellaneous
                    -------------

               (a) This Agreement shall be governed by the internal laws of the State of New York.

               (b) Each of the parties hereto represents and warrants that it has duly and validly executed and delivered this Agreement and that this Agreement is enforceable against it in accordance with the terms hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns, but may not be assigned by any party without the prior written consent of the others.

               (c) This Agreement embodies the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements. This Agreement may not be changed, modified or amended, in whole or in part, except by an instrument in writing signed by the parties hereto.

               (d) In the event that any provision or provisions of this Agreement which do not affect the scope of this Agreement are subsequently determined or held to be illegal or unenforceable, the remainder of the Agreement shall nevertheless be valid and enforceable subject to an equitable revision to be negotiated by the parties with the objective of maintaining the original balance between their respective rights and obligations.

               (e) Any failure of either party hereto to comply with any of the obligations or agreements set forth in this Agreement or to fulfill any condition set forth herein may be waived only by a written instrument signed by the other party. No failure by either party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver of such right, nor shall any single or partial exercise of any right hereunder by either party preclude any other or future exercise of that right or any other right hereunder by that party.

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



               IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


          FINMECCANICA S.p.A.,                    BROWN & SHARPE MANUFACTURING
          through its Elsag Bailey division         COMPANY



          By:  /s/ Paolo Caron                    By:  /s/ C.A. Junkunc
               --------------------                    --------------------
               Name:  Paolo Caron                      Name:  C.A. Junkunc
               Title: Attorney-in-Fact                 Title: Vice President and
                                                              Chief Financial
                                                              Officer



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